UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)


                               DT Industries, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   23333 J108
                                 (CUSIP Number)

                                December 31, 2000
                  (Date of Event which Required Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

__X__    Rule 13d-1(b)
_____    Rule 13d-1(c)
_____    Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                   Page 1 of 13 Pages

CUSIP No. 23333 J108                                          Page 2 of 13 Pages
                                  SCHEDULE 13G


   1      NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Ironwood Capital Management, LLC
          Tax ID 04-3386084


   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) ____
                                                               (b) _X__


   3      SEC USE ONLY


   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Massachusetts

                           5      SOLE VOTING POWER
                                        0
   NUMBER OF
    SHARES
 BENEFICIALLY
 OWNED BY EACH
  REPORTING
 PERSON WITH

                           6      SHARED VOTING POWER
                                  571,490

                           7      SOLE DISPOSITIVE POWER
                                        0

                           8      SHARED DISPOSITIVE POWER
                                  1,035,590

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,035,590

    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                    ____

    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             10.25%

    12    TYPE OF REPORTING PERSON
             OO, IA

CUSIP No. 23333 J108                                          Page 3 of 13 Pages
                                  SCHEDULE 13G



   1      NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Warren J. Isabelle

          N/A

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  ____
                                                               (b)  _X__

   3      SEC USE ONLY

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          American

      NUMBER OF
        SHARES             5      SOLE VOTING POWER
     BENEFICIALLY                 0
       OWNED BY
         EACH
      REPORTING
        PERSON
         WITH

                           6      SHARED VOTING POWER
                                  571,490


                           7      SOLE DISPOSITIVE POWER
                                        0


                           8      SHARED DISPOSITIVE POWER
                                  1,035,590

     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             1,035,590

    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                    ____

    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             10.25%

    12    TYPE OF REPORTING PERSON

          HC

   1      NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Richard L. Droster

          N/A

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  ____
                                                               (b)  _X__


   3      SEC USE ONLY


   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          American


      NUMBER OF            5      SOLE VOTING POWER
        SHARES                    0
     BENEFICIALLY
       OWNED BY
        EACH
      REPORTING
        PERSON
         WITH


                           6      SHARED VOTING POWER
                                  571,490


                           7      SOLE DISPOSITIVE POWER
                                        0


                           8      SHARED DISPOSITIVE POWER
                                  1,035,590

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             1,035,590


    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             10.25%


    12      TYPE OF REPORTING PERSON
             HC

   1      NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Donald Collins

          N/A

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  ____
                                                               (b)  _X__


   3      SEC USE ONLY


   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          American


      NUMBER OF            5      SOLE VOTING POWER
        SHARES                    0
     BENEFICIALLY
       OWNED BY
        EACH
      REPORTING
        PERSON
         WITH


                           6      SHARED VOTING POWER
                                  571,490


                           7      SOLE DISPOSITIVE POWER
                                        0


                           8      SHARED DISPOSITIVE POWER
                                  1,035,590

     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             1,035,590

    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                    ____


    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             10.25%

    12    TYPE OF REPORTING PERSON
             HC

   1      NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          ICM/Isabelle Small-Cap Value Fund

          N/A

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  ____
                                                               (b)  _X__


   3      SEC USE ONLY


   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          Massachusetts


      NUMBER OF            5      SOLE VOTING POWER
        SHARES                    0
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
        PERSON
         WITH


                           6      SHARED VOTING POWER
                                  554,900


                           7      SOLE DISPOSITIVE POWER
                                        0


                           8      SHARED DISPOSITIVE POWER
                                  554,900

     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,035,590


    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                    ____


    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             10.23%

    12    TYPE OF REPORTING PERSON
             IV

Item 1.    (a).    Name of Issuer: DT Industries, Inc.

           (b).    Address of Issuer's Principal Executive
Offices:

                  1949 E. Sunshine, Suite 2-300
                  Springfield, MO 65804

Item 2.    (a).    Name of Person Filing:

                  (i) Ironwood Capital Management, LLC ("ICM")
                  (ii) Warren J. Isabelle ("Isabelle")
                  (iii) Richard L. Droster ("Droster")
                  (iv) Donald Collins ("Collins")
                  (v) ICM/Isabelle Small-Cap Value Fund ("Fund")

           (b).    Address of Principal Business Office or, if none, Residence:

                  ICM:

                  21 Custom House Street
                  Boston, MA 02109

                  Isabelle:
                  22 Presidential Drive
                  Southborough, MA  01722

                  Droster:
                  6 Blackhorse Lane
                  Hingham, MA  02043

                  Collins:
                  16 Grasshopper Lane
                  Lincoln, MA  01773

                  Fund:
                  21 Custom House Street
                  Boston, MA 02109

             (c).    Citizenship or Place of Organization:

                  ICM:        Massachusetts
                  Isabelle    American
                  Droster:    American
                  Collins:    American
                  Fund:       Massachusetts

             (d).    Title of Class of Securities: Common Stock

             (e).    CUSIP Number: 23333 J108

Item 3. If this statement is filed pursuant to sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                   (a)     [ ] Broker or dealer registered under section 15 of
                               the Act (15 U.S.C. 78o);

                   (b)     [ ] Bank as defined in section 3(a)(6) of the
                               Act (15 U.S.C. 78c);

                   (c)     [ ] Insurance company as defined in section 3(a)(19)
                               of the Act (15 U.S.C. 78c.);

                   (d)     [ ] Investment company registered under section 8 of
                               the Investment Company Act of 1940 (15 U.S.C. 80a-8);

                   (e)     [x] An investment adviser in accordance with
                               section 240.13d-1(b)(1)(ii)(E);

                   (f)     [ ] An employee benefit plan or endowment fund in
                               accordance with section 240.13d-1(b)(1)(ii)
                               (F);

                   (g)     [ ] A parent holding company or control person in
                               accordance with section 240.13d-1(b)(1)(ii)(G);

                   (h)     [ ] A savings associations as defined in
                               section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                   (i)     [ ] A church plan that is excluded from the
                               definition of an investment company under
                               section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                   (j)     [ ] Group, in accordance with section 240.13d-1(b)(1)
                               (ii)(J).

Item 4.            Ownership.

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a).    Amount beneficially owned:

                  (i)   ICM:       1,035,590
                  (ii)  Isabelle:  1,035,590
                  (iii) Droster:   1,035,590
                  (iv) Collins:    1,035,590
                  (v)  Fund:         554,900

           (b).    Percent of class:

                  (i)   ICM:          10.25%
                  (ii)  Isabelle:     10.25%
                  (iii) Droster:      10.25%
                  (iv)  Collins:      10.25%
                  (v)   Fund:          5.49%

           (c).    Number of shares as to which the person has:

                    (1)             Sole power to vote or to direct the vote:

                           (i)      ICM:         0
                           (ii)     Isabelle:    0
                           (iii)    Droster:     0
                           (iv)     Collins:     0
                           (v)      Fund:        0

                   (2)  Shared power to vote or to direct the vote:

                           (i)      ICM:       571,490
                           (ii)     Isabelle:  571,490
                           (iii)    Droster:   571,490
                           (iv)     Collins:   571,490
                           (v)      Fund:      554,900

                   (3)  Sole power to dispose or to direct the disposition of:

                           (i)      ICM:          0
                           (ii)     Isabelle:     0
                           (iii)    Droster:      0
                           (iv)     Collins:      0
                           (v)      Fund:         0

                   (4)     Shared power to dispose or to direct the
                                disposition of:

                           (i)      ICM:       1,035,590
                           (ii)     Isabelle:  1,035,590
                           (iii)    Droster:   1,035,590
                           (iv)     Collins:   1,035,590
                           (v)      Fund:        554,900

Item 5.           Ownership  of Five  Percent  or Less of a  Class:

                  Not Applicable

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person:

                  Not Applicable

Item 7. Identification and Classification of Subsidiaries which Acquired the Security Being Reported on by the Parent Holding Company:

                  Not Applicable

Item 8.           Identification and Classification of Members of the Group:

                  Not Applicable

Item 9.           Notice of Dissolution of Group:

                  Not Applicable

Item 10. Certification:

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

        In accordance with Rule 13d-4 of the Securities Exchange Act of 1934, each of the persons filing this statement expressly disclaim the beneficial ownership of the securities covered by this statement and the filing of this report shall not be construed as an admission by such persons that they are the beneficial owners of such securities.

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     IRONWOOD CAPITAL
                                                     MANAGEMENT, LLC

Date:  February 9, 2001                   By:    /s/ Warren J. Isabelle
                                              ----------------------------------
                                                    Warren J. Isabelle, Manager

                                                     WARREN J. ISABELLE

Date:  February 9, 2001                        /s/ Warren J. Isabelle
                                              ---------------------------------
                                                Warren J. Isabelle

                                                     RICHARD L. DROSTER

Date:  February 9, 2001                            /s/ Richard L. Droster
                                              ---------------------------------
                                                         Richard L. Droster

                                                     DONALD COLLINS

Date:  February 9, 2001                            /s/ Donald Collins
                                              ---------------------------------
                                                         Donald Collins

                                              ICM/ISABELLE SMALL-CAP VALUE FUND

Date:  February 9, 2001                       By: /s/ Warren J. Isabelle
                                                  ------------------------------
                                                 Warren J. Isabelle, President

                                    EXHIBIT 1

JOINT FILING AGREEMENT AMONG IRONWOOD CAPITAL MANAGEMENT, LLC, WARREN J. ISABELLE, RICHARD L. DROSTER, DONALD COLLINS, AND ICM/ISABELLE SMALL CAP VALUE FUND

WHEREAS, in accordance with Rule 13d-1(k) under the Securities and Exchange Act of 1934 (the "Act"), only one joint statement and any amendments thereto need to be filed whenever one or more persons are required to file such a statement or any amendments thereto pursuant to Section 13(d) of the Act with respect to the same securities, provided that said persons agree in writing that such statement or amendments thereto is filed on behalf of each of them;

     NOW, THEREFORE, the parties hereto agree as follows:

IRONWOOD CAPITAL MANAGEMENT, LLC, WARREN J. ISABELLE, RICHARD L. DROSTER, DONALD COLLINS AND ICM/ISABELLE SMALL CAP VALUE FUND hereby agree, in accordance with Rule 13d-1(k) under the Act, to file a statement on Schedule 13G relating to their ownership of Common Stock of the Issuer and do hereby further agree that said statement shall be filed on behalf of each of them.

                                                     IRONWOOD CAPITAL
                                                     MANAGEMENT, LLC

Date:  February 9, 2001                  By:      /s/ Warren J. Isabelle
                                            ----------------------------------
                                                    Warren J. Isabelle, Manager

                                                     WARREN J. ISABELLE

Date:  February 9, 2001                          /s/ Warren J. Isabelle
                                            ------------------------------------
                                                    Warren J. Isabelle

                                                     RICHARD L. DROSTER

Date:  February 9, 2001                            /s/ Richard L. Droster
                                              ---------------------------------
                                                         Richard L. Droster

                                                     DONALD COLLINS

Date:  February 9, 2001                            /s/ Donald Collins
                                              ---------------------------------
                                                         Donald Collins

                                              ICM/ISABELLE SMALL-CAP VALUE FUND

Date:  February 9, 2001                     By: /s/ Warren J. Isabelle
                                                --------------------------------
                                                   Warren J. Isabelle, President